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                                  EXHIBIT 11.1

                       BUILDING ONE SERVICES CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                (Dollars in thousands, except per share amounts)

                                  Three Months Ended       Nine Months Ended
                                     September 30,           September 30,
                                ----------------------- -----------------------
                                   1999        1998        1999        1998
                                ----------- ----------- ----------- -----------
Basic earnings per share:
  Net income................... $    15,388 $    15,164 $    40,084 $    30,291
  Weighted average shares
   outstanding--Basic..........  25,631,194  43,122,092  35,311,455  38,298,295
                                ----------- ----------- ----------- -----------
  Net income per share--Basic.. $      0.60 $      0.35 $      1.14 $      0.79
                                ----------- ----------- ----------- -----------
Diluted earnings per share:
  Net income................... $    15,388 $    15,164 $    40,084 $    30,291
  Plus: Interest expense on 7
   1/2% convertible junior
   subordinated debentures and
   related amortization expense
   on debt issue costs net of
   applicable income taxes.....       1,218                   2,003
                                ----------- ----------- ----------- -----------
  Net income on an as if
   converted basis............. $    16,606 $    15,164 $    42,087 $    30,291
                                =========== =========== =========== ===========
  Weighted average shares
   outstanding--Basic..........  25,631,194  43,122,092  35,311,455  38,298,295
  Convertible Non-Voting Common
   Stock.......................                 500,000                 500,000
  Common stock equivalents from
   stock options and warrants..      84,295     192,711     152,466     389,347
  Contingently issuable
   shares......................     638,081     440,852     942,335     180,679
  Convertible junior
   subordinated debentures, on
   an as if converted basis....   4,500,287               2,493,381
                                ----------- ----------- ----------- -----------
    Total weighted average
     shares outstanding--
     Diluted...................  30,853,857  44,255,655  38,899,637  39,368,321
                                ----------- ----------- ----------- -----------
    Net income per share--
     Diluted................... $      0.54 $      0.34 $      1.08 $      0.77
                                =========== =========== =========== ===========

  Outstanding stock options and warrants to purchase 3,713,761 shares of common stock as of September 30, 1999 were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares during the period.
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  This schedule contains summary financial information extracted from the
Company's consolidated financial statements included in the Company's Quarterly Report on Form 10-Q and is qualified in its entirety by reference to such financial statements.